Exhibit 10.9(a)

February 17, 2004

Mr. Patrick Machado

Medivation, Inc.

501 Second Street

Suite 211

San Francisco, CA 94107

Tel: 415-543-3470, x201

Fax: 415-543-3113

Re: GLP and cGMP Preparation of Dimebon, API

Dear Pat:

Based on correspondences from Dr. Berlin (Hoyle Consulting) pertaining to the synthesis of Dimebon, API, and the subsequent telephone conversations that you and I have had on the subject, I am writing to confirm the mutual agreement of Pisgah Labs and Medivation, Inc. for the manufacture of an estimated eight kilos of non-GMP dimebon API, and one kilo of GMP dimebon API. This Agreement also covers certain additional work, including development of HPLC assay and impurities test procedures, that are optional at Medivation’s discretion.

The synthesis documentation that Medivation has previously provided to Pisgah Labs is very helpful and there does not appear to be any unusual or atypical processing steps. I recognize certain precautions will have to be maintained to prevent the undesired polymerization of the vinylpyridine during its purification and for its subsequent reaction with the carboline.

The project will consist of three phases. Phase 1 will involve synthesis of one kilo of non-GMP material, with a target delivery date of April 29, 2004. Phase 2 will involve synthesis of an estimated seven kilos of non-GMP material, with a target delivery date of September 1, 2004, it being understood that the actual quantity of material required in Phase 2 will not be known definitively until after the pre-IND meeting is held with FDA. Phase 3 will involve synthesis of one kilo of cGMP material, with a target delivery date of December 1, 2004.

Phase 1 will begin upon execution of this Agreement. Phase 2 and Phase 3 will begin on the dates on which Medivation authorizes Pisgah Labs in writing to begin those phases.

The specification and stability protocols for the material to be delivered are attached as Attachment 1) and incorporated into this Agreement.

Pisgah Labs will start the project immediately with delivery of the materials in accordance with the target delivery dates specified above. It is recognized that “time is of the essence” and pending raw material lead times or unforeseen circumstances, Pisgah Labs will make reasonable commercial efforts to meet the desired project delivery dates. Pisgah Labs will confirm the synthetic process on a convenient scale while identifying process monitoring methodologies. With the final product, Pisgah Labs will, at the discretion of Medivation, either a) identify an acceptable HPLC assay and impurities methodology or b) transfer such assay and methodologies developed elsewhere and provided by Medivation.

Attached as Attachment 2) is a top-level spreadsheet for initiating and executing the project. The amounts quoted include the costs of obtaining all starting materials required to produce dimebon according to the synthesis used for commercial manufacture in the Russian market, which has been provided previously. It is understood that the charges set forth on Attachment 2) are Pisgah Labs’ good faith estimates based on its current understanding of the relevant facts. Should changes in those facts occur which would impact the estimated charges (e.g., change in the synthesis used for dimebon API, change in quantity of API required, etc.), the parties will discuss those changes and agree in good faith to reasonable revisions to the charges, it being understood that no increases in charge levels shall become binding until approved in writing by Medivation.

Attachment 2) also sets forth the prices for various additional items of work that Pisgah Labs will perform if requested to do so by Medivation, in Medivation’s discretion. Such additional work includes validation of HPLC assay and impurities methods, development of a stability indicating HPLC assay and execution of a stability testing protocol.

Payment terms for work covered by this Agreement will be as set forth in Attachment 2).

Any additional work required by Medivation, including the synthesis / purification / characterization of a reference standard and the potential synthesis of related foreign substances needed to validate the method, are not included in the estimated charges and, if requested by Medivation, will be charged separately.

If this letter correctly reflects the agreement between Pisgah Labs and Medivation, Inc. regarding the manufacture of dimebon API, please countersign this Agreement and return it to me. Upon your signature, this Agreement will be binding on both Pisgah Labs and Medivation. This Agreement will also include the terms and conditions listed in Attachment 3), which are incorporated herein.

I look forward to working with you on this interesting project.

Sincerely,

PISGAH LABS, INC.

By:	Cliff R. King, Ph.D.
Its:	Vice President

APPROVED AND AGREED TO:

MEDIVATION, INC.

By:	C. Patrick Machado
Its:	Senior VP & Chief Financial Officer

Attachments

1) Specification and stability protocols

2) Charges

3) Terms and Conditions

Attachment 1)

Specification and Stability Protocols

The following specification and stability protocols apply to the GMP dimebon di-hydrochloride API to be manufactured under this Agreement. Non-GMP batches may be release and stability tested to alternate protocols. The parties expect that the specification will evolve prior to IND filing, especially with respect to the related substances.

Table 1: Specification for Dimebon di-Hydrochloride

Test	Method	Acceptance Criteria
Appearance	Visual	White to off-white powder

Identification	USP<197R> (IR)	Sample spectrum comparable to reference spectrum

Identification (Chloride)	USP<191>	Conforms to USP

Assay	HPLC	97.0 to 103.0% (anhydrous)

Related Substances Single Largest Total	HPLC	NMT 0.2% NMT 2.5%

Residual Solvents $$List Each	GC	ICH Values

Moisture	USP<921> (Karl Fisher)	NMT 2.5%

Residue on Ignition	USP<281>	NMT 0.02%

Heavy Metals	USP<231>	NMT 0.002%

During the course of development it may also be necessary to evaluate particle size distribution, microbial quality, and crystalline form, as well. However, such tests can be performed under a process development protocol.

Table 2: Stability Protocol for GMP Dimebon di-Hydrochloride

Test	1	3	6	9	12	18	24
Appearance	x, xx	x, xx	x, xx	x	x	x	x

Assay	x, xx	x, xx	x, xx	x	x	x	x

Related Substances	x, xx	x, xx	x, xx	x	x	x	x

Water	x, xx	x, xx	x, xx	x	x	x	x

x = 25 ± 2°C/60 ± 5%RH; xx = 40 ± 2°C/75 ± 5% RH

Attachment 2)

Charges

No.	Project Phase	Description	Cost	Due
1	Initiation: Phase 1	Secure raw materials, document raw material specifications; set-up analytical methods, begin process chemistry development	$100,000	50% w/in 10 days of signing this Agreement; 50% 30 days later

2	Development	Confirm syntheses for API and final intermediates; Unexpected events charged at a Full Time Equivalent basis (FTE) of $18,000 / month + other pre-approved expenses	$32,000	50% w/in 10 days of signing this Agreement; 50% 30 days later

3	Non-GMP Batch: Phase 1	Establish synthetic, isolation and purification parameters consistent with meeting the API specifications	$22,000	W/in 10 days after delivery of first 1kg of non-GMP material

4	Initiation: Phase 2	Secure raw materials	$37,500	W/in 10 days after initiation of Phase 2

5	Non-GMP Batch: Phase 2	Establish synthetic, isolation and purification parameters consistent with meeting the API specifications	$60,500	W/in 10 days after delivery of 7kg of non-GMP material

6	cGMP Batch (<1kg)	Prepare approx. 1 kg API according to a batch sheet and perform the in-process and release tests.	$51,700	W/in 10 days after delivery of 1kg of cGMP material

7	HPLC Assay and Impurities	Optional: Develop an assay and impurities method (not validated)	$10,700	Net 30 days invoice

8	HPLC Assay (Stability Indicating)	Optional; develop stability indicating assay; perform stress tests on API and demonstrate no degradants interfere with the main peak.	$13,200	Net 30 days invoice

9	HPLC Methods Validation	Optional; validate HPLC assay; reference standard and related foreign substances syntheses excluded.	$16,000	Net 30 days invoice

10	Cross-over Cleaning Verification	For cGMP batch, document and demonstrate cleaning verification by appropriate analytical methodology	$4,500	Net 30 days invoice

Attachment 3)

Terms and Conditions

1. Significant changes, unexpected expenses, or costs incurred associated with unexpected development, scale-up or validation activities will be assessed to Medivation, Inc. Medivation, Inc. will be advised, in advance, of charges outside this range and Medivation, Inc. may direct Pisgah Labs as to how to proceed.

2. The project consists of multiple phases as described in the Agreement and in Attachment 2).

3. Accordingly, Medivation, Inc. will pay Pisgah Labs in advance for initiating the project in accordance with Attachment 2), lines 1 and 2 (the “Advanced Payment”).

4. The Advanced Payment is non-refundable and represents Medivation, Inc.’s and Pisgah Labs’ commitment to resources in the time period requested.

5. Pisgah Labs will make reasonable commercial efforts to meet schedules and performance metrics notwithstanding schedule delays resulting from generally accepted force majeur cause(s) or delays.

6. Pisgah Labs understands that projects of this nature require flexibility and will negotiate in good faith additional payments for unexpected project events or changes in the work described.

7. EXCEPT AS PROVIDED IN ITEM 11 BELOW, PISGAH LABS HEREBY DISCLAIMS, AND PISGAH LABS HEREBY WAIVES, ALL EXPRESS WARRANTIES, AND ALL IMPLIED WARRANTIES, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND/OR USE (INCLUDING MEDIVATION, INC.’S AND MEDIVATION, INC.’S CLIENTS’ REQUIREMENTS).

8. This Agreement may be terminated by Medivation upon thirty (30) days notice. In the unlikely event of termination, all further work on the project will stop and the parties will cooperate in good faith on a reasonable wind-down plan that will minimize project wind-down costs. It is understood that the Advance Payment shall be non-refundable notwithstanding any termination of this Agreement.

9. Pisgah Labs acknowledges and agrees that all technology related to Medivation’s dimebon dihydrochloride project, in general, and more specifically, to the manufacture, testing and/or use of dimebon dihydrochloride is the sole and exclusive property of Medivation, and further agrees that Pisgah Labs will fully cooperate with Medivation in the preparation, execution and submission of any and all documents reasonably required by Medivation to commercially exploit the value of the technology including, but not limited to, the assignment of all patent rights to Medivation.

10. So long as Pisgah Labs continues to perform in compliance with this agreement and all other agreements that may subsequently be entered into between the parties: (a) Medivation agrees that it will not take all or any portion of the work set forth in Attachment 2) away from Pisgah Labs and give such work to a third party (it being understood that this provision does not apply to the work labeled ‘optional” in Attachment 2), and (b) Medivation also agrees that, should it require any further supplies of dimebon API beyond those set forth in Attachment 2), whether non-GMP or GMP, it will give Pisgah Labs the opportunity to bid on such work and will consider any such bid from Pisgah Labs in good faith, provided that the agreement clause (b) will terminate automatically upon the closing of a merger or acquisition of Medivation, or upon the closing of any transaction in which Medivation licenses or otherwise transfers the dimebon project to a third party.

11. Pisgah Labs acknowledges that the dimebon API produced by it will be used in animal and human testing that will be submitted to FDA, the EMEA and potentially other regulatory agencies in support of applications to sell dimebon to treat Alzheimer’s disease and potential other future indications. Accordingly, Pisgah Labs represents and warrants that all work hereunder shall be performed in compliance with all applicable laws, rules and regulations, including without limitation FDA current good manufacturing practices, in the case of the GMP material, and good laboratory practices, in the case of the non-GMP material. Pisgah Labs will furnish all certificates and other documentation required to confirm such compliance.

12. This Agreement represents the entire understanding of the parties, and supersedes any prior agreements or understandings between them, whether written or oral. This Agreement may be amended only in a written document signed by both parties. This Agreement will be interpreted pursuant to the laws of the State of Delaware, without regard to its conflict of law principles.

CONTRACT ADDENDUM A

Replacement of Attachment 2

Effective March 18, 2004, this Contract Addendum A supercedes “Attachment 2” of the original contract dated February 17, 2004 between Medivation, Inc. and Pisgah Labs, Inc. Reference is made to another document, “Pisgah Labs; Dimebon Project Report; March 12, 2004” that delineates the motivation for this Contract Addendum. Project milestones require that Phase 2 of the project be re-defined.

The original contract language is: “Phase 2 will involve synthesis of an estimated seven kilos of non-GMP material with a target delivery date of September 1, 2004, it being understood that the actual quantity of material required in Phase 2 will not be known definitively until after the pre-IND meeting is held with FDA”.

Phase 2 shall now be defined as: “Phase 2 will involve synthesis of five kilograms of GMP Dimebon Dihydrochloride appropriate for clinical trials with a target delivery date of July 30, 2004”. As a consequence of this change to the Phase 2 definition, Phase 3 is eliminated from the original contract.

Except where timing inconsistencies or other activities are directly in conflict with the intentions described in the cited Project Report and / or contained within this Addendum, all other aspects of the original contract remain intact.

[intentionally left blank]

Replacement Attachment 2)

Charges

No.	Project Phase	Description	Estimated Cost	Due
1	Initiation: Phase 1	Secure raw materials, document raw material specifications; set-up analytical methods, begin process chemistry development	$100,000	50% w/in 10 days of signing this Agreement; 50% 30 days later

2	Development	Confirm syntheses for API and final intermediates; Unexpected events charged at a Full Time Equivalent basis (FTE) of $18,000 / month + other pre-approved expenses	$32,000	50% w/in 10 days of signing this Agreement; 50% 30 days later

3	Non-GMP Batch: Phase 1	Establish synthetic, isolation and purification parameters consistent with meeting the API specifications	$22,000	W/in 10 days after delivery of first 1kg of non-GMP material

4	Initiation: Phase 2	Secure raw materials	$27,500	W/in 10 days after initiation of Phase 2

5	Non-GMP Batch	Optional: Establish synthetic, isolation and purification parameters consistent with meeting the API specifications	$60,500	W/in 10 days after delivery of 7kg of non-GMP material

6	cGMP Preparation of gamma-carboline derivative (< 24.6kg)	Prepare the carboline in fixed equipment; 25kg tolyhydrazine min. order qty.; convert all to carboline. 200/300gal equipment; cross-over cleaning; establish in-house approval testing specs and methods	$39,203	Net 30 days upon batch completion

7	Carboline Cross-over Cleaning	Conduct recovery studies; identify analytical method; establish cleaning procedure + batch sheet	$12,200	100% in 10 days

8	API standard; Purify and Characterize	Purify and characterize an analytical standard using Russian API. Assemble documentation package containing structure confirmation information and conformance to proposed release specifications.	$11,825	Net 30 days invoice

9	API Particle Size / Milling Experiment	Determine particle size / distribution of Russian material; mill if necessary and re-measure; cross-over cleaning; perform recovery studies and establish appropriate analytical methodology	$16,800	Net 30 days invoice

10	Cross-over Cleaning Verification	If item 9 above is NOT executed, the cross-over cleaning component must still be performed for the GMP batch	$4,500	Net 30 days invoice

11	HPLC Assay and Impurities	Optional: Develop an assay and impurities method (not validated)	$10,700	Net 30 days invoice

12	HPLC Assay (Stability Indicating)	Optional; develop stability indicating assay; perform stress tests on API and demonstrate no degradants interfere with the main peak.	$13,200	Net 30 days invoice

13	5kg API for Clinical Trials	Prepare 5kg GMP Dimebon Dihydrochloride; excludes MVP cost	$48,400	Net 30 days upon batch completion

14	HPLC Methods Validation	Optional; validate HPLC assay; reference standard and related foreign substances syntheses excluded. Note: Medivation may incur some cost for executing a method transfer validation protocol (from SRTL to Pisgah Labs) depending upon difficulty	$16,000	Net 30 days invoice

CONTRACT ADDENDUM A IS APPROVED AND AGREED TO:

MEDIVATION, INC.		PISGAH LABS, INC

By:	C. Patrick Machado	Cliff R. King
Its:	Senior VP and Chief Financial Officer	Vice President